EXHIBIT 3.10

DEAN HELLER
Secretary of State
[SEAL]	204 North Carson Street, Suite 1
	Carson City, Nevada 89701-4299	FILED # C7046-97
(775) 684 5708
	Website: secretaryofstate.blz	JUN 17 2004

IN THE OFFICE OF
/s/ DEAN HELLER

DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached Instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Tarragon Realty Investors, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Amending and restating Article First as follows:

     First: The name of the Corporation is Tarragon Corporation (hereinafter the “Corporation”).

Amending and restating Article Fourth, part A as follows:

Fourth: A. The total number of shares of all classes which the Corporation shall have authority to issue is 120,000,000, of which 100,000,000 shares, par value $0.01 per share, shall be of a class designated “Common Stock,” and 20,000,000 shares, par value $0.01 per share, shall be of a class designated “Special Stock.”

     See Attached

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: a majority vote

4. Effective date of filing (optional): 6/14/04

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): (KATHRYN MANSFIELD)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003
Revised on 11/03/03

TARRAGON CORPORATION
(formerly Tarragon Realty Investors, Inc.)

CERTIFICATE OF AMENDMENT
Changing Name of Corporation and
Increasing Authorized Capital Stock

     Pursuant to the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes, Tarragon Realty Investors, Inc., desiring to amend its Articles of Incorporation as more particularly described herein, hereby certifies as follows:

     1. The name of the corporation (the “Corporation”) whose Articles of Incorporation are being amended hereby is:

TARRAGON REALTY INVESTORS, INC.

     2. The Articles of Incorporation have been amended as follows:

     (a) Article First has been amended and restated in its entirety to change the name of the Corporation to Tarragon Corporation, as follows:

     First: The name of the Corporation is Tarragon Corporation (hereinafter the “Corporation”).

     (b) Article Fourth, part A has been amended and restated in its entirety to increase the authorized capital stock, as follows:

     Fourth: A. The total number of shares of all classes which the Corporation shall have authority to issue is 120,000,000, of which 100,000,000 shares, par value $0.01 per share, shall be of a class designated “Common Stock,” and 20,000,000 shares, par value $0.01 per share, shall be of a class designated “Special Stock.”

     Except as hereby amended, the Articles of Incorporation of the Corporation shall remain in full force and effect.

     3. The foregoing amendments were adopted by the Corporation’s Board of Directors at a meeting held on April 22, 2004, and approved by a majority of the holders of the Corporation’s Common Stock at the annual meeting of the Corporation’s stockholders held on June 14, 2004.

     IN WITNESS WHEREOF, I have executed this Certificate of Amendment to Articles of Incorporation this 15th day of June, 2004.

TARRAGON CORPORATION (formerly Tarragon Realty Investors, Inc.)

By:	/s/ Kathryn Mansfield
Kathryn Mansfield, Executive Vice
President, Secretary and General Counsel

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